EXHIBIT 99.5


                               CELGENE CORPORATION
                               7 Powder Horn Drive
                            Warren, New Jersey 07059

                                                               December 31, 2002


EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850

Ladies and Gentlemen:

         Reference is made to the Asset Purchase Agreement dated as of the date hereof between Celgene Corporation ("Celgene") and EntreMed, Inc. ("EntreMed").

         In consideration of the undertakings of Celgene contained in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by EntreMed, EntreMed agrees as follows:

         1. For a period of ninety (90) days from the date hereof (the "Review Period"), neither EntreMed nor any of its affiliates will enter into any agreement, arrangement or understanding with respect to any merger, consolidation or other business combination involving EntreMed or the acquisition of all or any significant portion of the assets or capital stock of EntreMed (an "Acquisition Transaction"); provided, however, that an Acquisition Transaction shall not be deemed to include any such transaction that only involves MaxCyte, Inc. However, EntreMed or any of its affiliates, and the respective directors, officers, employees, agents or representatives of the foregoing (including, without limitation, any investment banker, attorney or accountant retained by EntreMed) may, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to or which may reasonably be expected to lead to an Acquisition Transaction, or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person, other entity or "group" (as defined in Section 13(d)(2) of the Securities Exchange Act of 1934, as amended) in furtherance of such inquiries or with respect to any Acquisition Transaction. EntreMed may also enter into any transaction exclusively regarding non-oncology indications. During the Review Period, EntreMed shall immediately advise Celgene in writing of any proposals (or desire to make a proposal) received by (or indicated to) it, any of its affiliates, or any of the respective directors, officers, employees, agents or representatives of any of the foregoing, from a corporation, partnership, person or other entity or group (other than Celgene and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Celgene's request the status thereof; provided, however, that no such notice is required for any transactions exclusively regarding non-oncology indications.




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         2. During the Review Period, except as contemplated by the Asset
Purchase Agreement, the Related Instruments (as defined therein) or the Investor and Registration Rights Agreement, dated as of the date hereof (the "Investor and Registration Rights Agreement"), between EntreMed and Celgene, or unless Celgene shall otherwise consent in writing, EntreMed shall, and shall cause its Subsidiaries (as defined in the Asset Purchase Agreement) to, (x) operate its and their businesses in the ordinary course consistent with past practice and
(y) use its and their reasonable best efforts to preserve such businesses substantially intact. Without limiting the generality of the foregoing, and except as otherwise contemplated by the Asset Purchase Agreement, the Related Instruments (as defined therein) or the Investor and Registration Rights Agreement, during the Review Period, without the prior written consent of Celgene, EntreMed shall not, and shall cause its Subsidiaries not to:

            (i) subject any of its or their assets to any Lien, other than Permitted Liens (as these terms are defined in the Asset Purchase Agreement);

            (ii) sell, assign, transfer, lease, sublease, license, sublicense or otherwise dispose of any material assets, other than in connection with any transaction exclusively regarding non-oncology indications;

            (iii) transfer to any third party any material rights, whether under licenses, sublicenses, other agreements or otherwise, with respect to any material assets, other than in connection with any transaction exclusively regarding non-oncology indications;

            (iv) enter into, terminate or amend any material contract, other than in the ordinary course of business or in connection with any transaction exclusively regarding non-oncology indications;

            (v) abandon or terminate any clinical trials relating to its or their respective businesses other than in the ordinary course of business (including for safety concerns), in accordance with the terms of existing arrangements with respect to such clinical trials, or as EntreMed reasonably believes is necessary to manage such trials or related costs;

            (vi) surrender, revoke or otherwise terminate any permit, authorization, license, registration, certificate, approval or clearance of any Governmental Entity (as that term is defined in the Asset Purchase Agreement), other than in the ordinary course of business;

            (vii) incur indebtedness for borrowed money, or incur any other liabilities, other than in the ordinary course of business;



            (viii) waive, release or assign any material rights in connection with its or their respective businesses, other than in the ordinary course of business or in connection with any transaction exclusively regarding non-oncology indications;



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            (ix)     issue or sell any capital stock or rights to acquire
         capital stock, other than pursuant to (a) the exercise or conversion of warrants, options, convertible securities or similar rights outstanding on the date hereof, (b) any stock option plan currently in effect or as may be subsequently approved by EntreMed's Board of Directors, (c) any employment termination agreement, (d) work-out agreements with the Company's existing creditors in connection with liabilities outstanding on the date hereof, or (e) in connection with any transaction exclusively regarding non-oncology indications if such issuance does not exceed 5% of EntreMed's then-outstanding common stock;

            (x)      merge or consolidate with another entity;

            (xi) acquire an equity interest in or a substantial portion of the assets of another entity;

            (xii) incur any obligation for capital expenditures in excess of $500,000 in the aggregate;

            (xiii) allow any insurance policy naming EntreMed or any of its Subsidiaries as a beneficiary, insured or loss payee to be cancelled or terminated;

            (xiv)    form any Subsidiary; or

            (xv) agree, whether in writing or otherwise, to do any of the foregoing.

                            [SIGNATURE PAGE FOLLOWS]





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Kindly acknowledge your agreement with the foregoing by executing and delivering to Celgene at least one copy of this letter agreement.




                                              CELGENE CORPORATION

                                              By:   /s/ Robert J. Hugin
                                                    ----------------------------
                                                    Senior Vice President
                                                    and Chief Financial Officer

         Agreed to and accepted:

         ENTREMED, INC.

         By:  /s/ Neil Campbell
              -----------------------------
              President











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